Exhibit 99.1

Zayo Names Matthew Erickson and Chris Morley Chief Operating Officers

Boulder, Colo. – May 28, 2015 – Global bandwidth infrastructure provider Zayo Group Holdings, Inc. (NYSE: ZAYO) today announced that President of Physical Infrastructure Matthew Erickson and President of Cloud and Connectivity Chris Morley have been appointed chief operating officers of their respective business segments.

“Our objective is to operate extraordinarily well, delivering unmatched capability and value to our customers through our growing global network and evolving set of infrastructure products,” said Dan Caruso, Zayo Chairman and CEO. “Matt and Chris are talented, experienced executives who have a deep understanding of our business and consistently deliver results. By appointing Matt and Chris as chief operating officers, we are recognizing the broad leadership role each plays within Zayo.”

Erickson was an original member of Zayo Group and has had many strategic and operating leadership roles since the company’s inception in 2007. As chief operating officer of Zayo’s Physical Infrastructure segment, he has full business ownership of Zayo’s metro and long haul dark fiber, colocation, and mobile infrastructure (including fiber-to-the-tower and small cell) strategic product groups. In addition, Erickson oversees Zayo’s construction and outside plant organizations.

Morley leads Zayo’s Cloud and Connectivity segment, which includes the wavelength, Ethernet, IP, cloud and live video strategic product groups as well as the 24/7/365 network control center (NCC) and field operations. Morley, who has 19 years of technology experience, has served in several key executive capacities within Zayo since joining in 2009.

For more information on Erickson and Morley, please visit zayo.com/company/leadership-team

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a suite of dark fiber, mobile infrastructure, and cloud & connectivity services to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 84,000 route mile network. The company also offers 45 carrier-neutral data center facilities across the US and France. Zayo was the first to offer bandwidth shopping and buying in under 2 minutes through Tranzact. Visit zayo.com for more information.